Exhibit 99.1

Evolution Petroleum Declares Quarterly Cash Dividend, Discloses Year-end Reserves and Announces Fiscal 2020 Earnings Release Conference Call

Houston, TX, / August 18, 2020 / Evolution Petroleum Corporation (NYSE American: EPM) (“Evolution” or the “Company”) today disclosed its independently determined reserve estimates as of June 30, 2020, declared its next quarterly cash dividend, and announced that it will release its financial and operational results for fiscal year 2020 on September 9, 2020.
Cash Dividend
Evolution’s board of directors has declared a cash dividend of $0.025 per share of common stock to be paid on September 30, 2020 to shareholders of record as of September 15, 2020. This will be the 28th consecutive quarterly dividend paid to shareholders, and the Company has paid out to shareholders more than $70 million in cash dividends since initiating dividends in 2013. The Company’s goal is to return the majority of operating cash flow to shareholders through dividends while retaining sufficient cash for re-investment to support its strategy.
Reserves as of June 30, 2020

Proved Reserves	Oil (Mbbl)	Natural Gas Liquids (Mbbl)	Oil Equivalent (Mbbl)
Proved Developed Producing	6,578	1,777	8,355	82%
Proved Undeveloped	1,648	216	1,864	18%
Total Proved	8,226	1,993	10,219	100%
	81%	19%	100%

Probable Reserves	Oil (Mbbl)	Natural Gas Liquids (Mbbl)	Oil Equivalent (Mbbl)
Probable Developed Producing Producing	2,199	662	2,861	86%
Probable Undeveloped	450	—	450	14%
Total Probable	2,649	662	3,311	100%
	80%	20%	100%

Possible Reserves	Oil (Mbbl)	Natural Gas Liquids (Mbbl)	Oil Equivalent (Mbbl)
Possible Developed Producing	2,246	492	2,738	89%
Possible Undeveloped	326	—	326	11%
Total Possible	2,572	492	3,064	100%
	84%	16%	100%

Evolution’s reserves, 100% of which are oil and natural gas liquids, are determined by DeGolyer and MacNaughton, a global independent reservoir engineering firm. The oil price used were based on West Texas Intermediate pricing, calculated as the unweighted arithmetic average of the first day of the month price for each month within the 12-month period prior to the end of the reporting period was $47.37 per barrel. The probable and possible reserves are categories that represent potential recoveries from the CO2 flood developed in the Delhi Field greater than that included in the proved reserves. Consequently, while the probable and possible reserves are 86% and 89% developed, respectively, and require de minimis conformance capital expenditures, they remain less certain of attainment and have more risk of recovery than proved reserves and should not be aggregated with other categories.
“Despite what has been a difficult and unprecedented period both for our industry as well as our economy due to Covid-19, we are fortunate to have strategically built our company around long-life, low decline quality oil assets with attractive non-proven potential upside. The acquisition we completed during the year helped to offset produced volumes and the effect of lower commodity prices.” said Jason Brown, President and CEO.
“That being said, the financial limitations of the operator at Delhi significantly reduced their investment in the field during fiscal 2020, which directly impacted production. Historically we have been able to hold production relatively flat through conformance and infill drilling projects. In addition, the purchased CO2 line to Delhi has been offline since late February for an unscheduled issue that is currently being repaired by the pipeline operator, which significantly reduced the rate of injections in the field. We have been informed that it will be back online during the fourth quarter of calendar 2020 and should provide additional pressure support to the field. Denbury’s projected near-term emergence from bankruptcy proceedings is expected to restart conformance work and accelerate Test Site 5 expansion to May of 2021. We continue to have a great working relationship with our operators at both Delhi and Hamilton Dome, allowing us to focus our efforts on acquiring additional long-life, quality assets that can support and sustain our dividend. I also wish to emphasize that Denbury’s bankruptcy does not affect our ownership interests in the Delhi Field.”
Investor Conference Call
Evolution will release its financial and operational results for the fiscal year ended June 30, 2020 after the stock market closes on Wednesday, September 9, 2020. An investor conference call to review the results will be held on Thursday, September 10, 2020 at 10:00 a.m. Eastern (9:00 a.m. Central). Details for the conference call are as follows:
Date: Thursday, September 10, 2020
Time: 10:00 a.m. Eastern (9:00 a.m. Central)
Call: 1-844-369-8770 (United States & Canada)
Call: 1-862-298-0840 (International)

To listen live via webcast over the internet, go to http://www.webcaster4.com/Webcast/Page/2188/36736. A replay will be available two hours after the end of the conference call through October 10, 2020 and will be accessible by calling 1-877-481-4010 (United States & Canada); 1-919-882-2331 (International) with the replay passcode number of 36736.

Investor Conference Presentation
Evolution today announced that the Company will participate in the virtual Midwest IDEAS Investor Conference on August 26, 2020. The Company’s presentation will be webcasted and is scheduled to be available at 7:00 am CST on August 26, 2020, and the Company will host 1x1 investor meetings. The presentation can be accessed through the Midwest IDEAS conference portal for registered participants, or in the investor relations section of the Company's website: http://www.EvolutionPetroleum.com.

About Evolution Petroleum
Evolution Petroleum Corporation is an oil company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management, and development of producing oil and gas properties. The Company’s long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Evolution’s largest asset is our interests in a CO2 enhanced oil recovery project in Louisiana's Delhi field. We also own interests in a secondary recovery project in Wyoming’s Hamilton Dome field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," “outlook” and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic reports filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts:
Jason Brown, President & CEO
David Joe, SVP & CFO

(713) 935-0122